EXHIBIT 10.2
                              Promissory Note


$3,500.00                                                       May 2, 2001
                                                              Santa Ana, CA

     On Demand FOR VALUE RECEIVED, the undersigned promises to pay in lawful money of the United States of America to the order of Mezzanine Investment Corporation, nominee or assignee, the sum of THREE THOUSAND FIVE HUNDRED DOLLARS ($3,500.00), with interest from May 2, 2001 until paid at the rate of twelve percent (12%) per annum.

     Should interest not be paid, it shall thereafter bear interest as the principal, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the principal at the maximum rate permitted by law. The undersigned hereby waives presentment for payment, protest, notice of protest, notice of nonpayment, and diligence in bringing suit, and further agrees, in case suit is instituted, to collect this Promissory Note or any portion thereof, to pay such additional sum for attorneys' fees as the Court may adjudge reasonable in such suit.

                                   Saiph Corporation

                                   By: /s/ Eric Chess Bronk
                                       Eric Chess Bronk, President